Exhibit 99.6

February 13, 2017

Board of Directors

Pacific Continental Corporation

111 West Seventh Avenue

Eugene, OR 97401

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Pacific Continental Corporation (the “Company”) as an Appendix to the Joint Proxy Statement/Prospectus relating to the Company’s proposed merger with Columbia Banking System, Inc. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by Columbia Banking System, Inc., and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ D.A. Davidson

D.A. Davidson & Co.

Costa Mesa, California

Investment Banking

611 Anton Boulevard ● Suite 600 ● Costa Mesa, CA 92626 ● (714) 327-8800 ● FAX (714) 327-8700

www.davidsoncompanies.com/ecm/